February 1, 2006
For 4:30 pm EST Release

Contacts:	Shareholders'/Analysts' Inquiries:	Media Inquiries:
	Paul Taaffe	Chris Ahearn
	704-758-2033	704-758-2304

LOWE’S ANNOUNCES ADDITIONAL $1 BILLION SHARE REPURCHASE AUTHORIZATION

MOORESVILLE, N.C. - The board of directors of Lowe's Companies, Inc. (NYSE: LOW) has approved an increase in its current share repurchase program of up to $1 billion, effective immediately. As of February 1, 2006, $226 million remained under the previous share repurchase authorization, providing total capacity of up to $1.23 billion of repurchases through fiscal 2007. This program is intended to be implemented through purchases made from time to time in either the open market or through private transactions, in accordance with Securities and Exchange Commission requirements.

"Lowe’s has returned over $2 billion to our shareholders over the past two years through our ongoing share repurchase program and regular dividend payments," commented Robert A. Niblock, Lowe's chairman, president and CEO. “These programs, coupled with our continued investment in both new and existing stores, have led to a solid return for our shareholders.”

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Possible risks and uncertainties regarding these statements include, but are not limited to, the company’s determination from time to time whether to purchase any shares under the repurchase program.

With fiscal year 2004 sales of $36.5 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 11 million customers a week at more than 1,200 home improvement stores in 49 states. Based in Mooresville, N.C., the 60-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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